Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated 24 April 2007, with respect to the consolidated balance sheet of Chemviron Carbon Limited as of December 31, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
KPMG LLP
Manchester, United Kingdom
July 10, 2007